Exhibit 99.1

PRESS RELEASE

FOR RELEASE November 14, 2014 AT 5:00 p.m.

For More Information Contact

Thomas K. Sterner

(410) 539-1313

Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR

THE QUARTER ENDED SEPTEMBER 30, 2014

Baltimore: Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized a net loss of $144,800 for the quarter ended September 30, 2014, as compared to a net loss of $91,100 for the same quarter in 2013. This represented loss per common share of $0.10 for the three months ended September 30, 2014 as compared to $0.07 per common share for the same period ended September 30, 2013. For the nine month period ended September 30, 2014, a net loss of $82,700 was reported, as compared to net income of $76,800 for the same period in 2013.

For the three months ended September 30, 2014, net interest income decreased by $70,600 or 6.3%, from $1,116,600 for the three months ended September 30, 2013 to $1,046,000 for the three months ended September 30, 2014. We had a provision for loan losses of $319,600 for the three months ended September 30, 2014, as compared to a provision for loan losses of $143,300 for the three months ended September 30, 2013. Non-interest income decreased by $5,500, or 11.4%, from $48,000 for the three months ended September 30, 2013 to $42,500 for the three months ended September 30, 2014. Non-interest expense decreased by $121,400, or 10.1%, from $1,207,400 for the three months ended September 30, 2013 to $1,086,000 for the three months ended September 30, 2014. Income tax benefit increased by $77,200, from $95,000 for the three months ended September 30, 2013 to $172,200 for the three months ended September 30, 2014.

For the nine months ended September 30, 2014, net interest income increased by $15,300 or 0.5%, from $3,275,500 for the nine months ended September 30, 2013 to $3,290,800 for the nine months ended September 30, 2014. We had a provision for loan losses of $225,100 for the nine months ended September 30, 2014, as compared to a provision for loan losses of $131,400 for the nine months ended September 30, 2013. Non-interest income decreased by $26,600, or 11.4%, from $233,100 for the nine months ended September 30, 2013 to $206,500 for the nine months ended September 30, 2014. Non-interest expense increased by $198,700, or 5.9%, from $3,351,600 for the nine months ended September 30, 2013 to $3,550,300 for the nine months ended September 30, 2014. Income tax benefit increased by $144,100, from $51,300 for the nine months ended September 30, 2013 to $195,400 for the nine months ended September 30, 2014.

At September 30, 2014, total assets decreased by $3.6 million to $162.8 million at September 30, 2014 from $166.4 million at December 31, 2013. The decrease in assets for the nine months ended September 30, 2014 was due mainly to a $1.9 million decrease in other real estate owned from $1.9 million at December 31, 2013 to $22,500 at September 30, 2014. Additionally, there was a decrease in cash and cash equivalents of $2.0 million, from $15.4 million at December 31, 2013, to $13.4 million as of September 30, 2014, and a decrease in available-for-sale investment securities of $1.8 million, from $16.4 million at December 31, 2013, to $14.6 million as of September 30, 2014. Offsetting this was an increase of $1.0 million in loans receivable, net, from $114.6 million at December 31, 2013 to $115.6 million at September 30, 2014.

Non-accrual loans totaled $2.1 million at September 30, 2014 compared to $1.1 million at December 31, 2013. Net loan recoveries amounted to $2,400 during the three months ended September 30, 2014, compared to net loan recoveries of $7,700 during the three months ended September 30, 2013. As of September 30, 2014, non-accrual loans included fourteen owner occupied one- to- four family residential loans totaling $191,900, twelve non-owner occupied one- to- four family residential loans totaling $1.8 million and two home equity lines of credit totaling $125,800. As of December 31, 2013, non-accrual loans included one troubled debt restructured loan totaling $386,400, eighteen one- to- four family residential loans totaling $404,000 and two home equity lines of credit totaling $289,900. The total increase of $1.0 million in non-accrual loans is primarily due to one loan relationship covering seven non-owner occupied one- to- four family residential loans.

Other real estate owned totaled $22,500 at September 30, 2014 compared to $1.9 million at December 31, 2013. The decrease in other real estate owned was due to the sale of a luxury residential property that had secured a speculative construction loan and the sale of an owner occupied property during 2014. Other real estate owned at September 30, 2014 consisted of one residential property. Other real estate owned at December 31, 2013 consisted of one luxury residential property that was a speculative construction loan (totaling $1.7 million), one owner occupied property and one non-owner occupied property.

The Company’s consolidated equity, all of which is tangible, was $27.2 million at September 30, 2014 compared to $26.8 million at December 31, 2013. The increase was primarily due to a reduction of $421,400 in accumulated other comprehensive loss, which was attributable to a decrease in long term rates that affect our available for sale investment portfolio. As of December 31, 2013, we had an accumulated loss of $669,700, compared to $248,300 as of September 30, 2014. The Bank remains well capitalized with a Tier 1 Leverage ratio, Tier 1 Risk-Based Capital ratio and Total Risk-Based Capital ratio of 14.53%, 26.00% and 27.26%, respectively, as compared to 14.19%, 25.71% and 26.96%, respectively for the same measures as of December 31, 2013.

Fraternity Community Bancorp previously announced a stock repurchase program, and it has 69,630 shares remaining that may be repurchased under this program. Fraternity Community Bancorp presently intends to continue stock repurchases under this program. Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares to be repurchased by Fraternity Community Bancorp.

Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, market prices for the Company’s common stock, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.

Consolidated Statements of Financial Condition

(unaudited)

	September 30, 2014	December 31, 2013
	(in thousands)	(in thousands)
ASSETS

Cash and due from banks	$873	$973
Interest-bearing deposits in other banks	12,563	14,378
Investment securities	23,805	24,424
Loans, net	115,541	114,578
Other real estate owned	23	1,922
Other assets	10,007	10,095

Total Assets	$162,812	$166,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$113,880	$118,101
Advances from the Federal Home Loan Bank	20,000	20,000
Advances by borrowers for taxes and insurance	807	658
Other liabilities	910	807

Total Liabilities	135,597	139,566
Stockholders’ Equity	27,215	26,804

Total Liabilities & Stockholders’ Equity	$162,812	$166,370

Fraternity Community Bancorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30, 2014	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2014	For the Nine Months Ended September 30, 2013
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Interest Income
Loans	$1,303	$1,422	$4,046	$4,232
Investment Securities	170	169	534	517
Other	17	9	37	33

Total Interest Income	1,490	1,600	4,617	4,782

Interest Expense
Deposits	289	329	865	1,051
Borrowings	155	155	461	456

Total Interest Expense	444	484	1,326	1,507

Net Interest Income	1,046	1,116	3,291	3,275

Provision for Loan Losses	320	143	225	131

Net Interest Income after Provision for Loan Losses	726	973	3,066	3,144

Noninterest Income	43	48	206	233
Noninterest Expense	1,086	1,207	3,550	3,351

Net (Loss) Income Before Income Tax Benefit	(317)	(186)	(278)	26

Income Tax Benefit	(172)	(95)	(195)	(51)

Net (Loss) Income	$(145)	$(91)	$(83)	$77